Exhibit 99.1

September 28, 2026

Fund 1 Investments, LLC

100 Carr 115, Unit 1900

Rincon, Puerto Rico 00677

Gentleman:

On August 25, 2026, Fund 1 Investments LLC, a Delaware limited liability company (“Fund 1 Investments”), filed a Schedule 13D (the “Schedule 13D”) with the Securities and Exchange Commission (“SEC”) with respect to the shares of Class A Common Stock, par value $0.0001 per share (“Class A Shares”), of Xponential Fitness, Inc., a Delaware corporation (the “Company”), disclosing, among other things, information regarding Fund 1 Investments’ beneficial ownership of Class A Shares and Fund 1 Investments being a party to certain Derivative Agreements (as defined below). We understand that (i) Fund 1 Investments serves as managing member of Pleasant Lake Partners LLC, a Delaware limited liability company (“PLP”), (ii) PLP serves as investment adviser to certain investment funds or vehicles (such funds and vehicles, the “PLP Funds”) and Jonathan P. Lennon serves as managing member of Fund 1 Investments (Fund 1 Investments, the PLP Funds and Mr. Lennon, and their respective subsidiaries and affiliates, are collectively referred to herein as the “PLP Parties”) and (iii) the Class A Shares beneficially owned by Fund 1 Investments and the Derivative Agreements to which it is a party are held for the benefit of the PLP Funds.

The Company hereby represents and warrants to Fund 1 Investments that, at Fund 1 Investments’ request, the Board of Directors of the Company has approved the acquisition of additional Class A Shares for purposes of Section 203 of the General Corporation Law of the State of Delaware (“DGCL 203”), and effectively and validly waived the applicability of DGCL 203, such that Fund 1 Investments and the other PLP Parties may acquire additional Class A Shares and become party to Derivative Agreements, whether in a single transaction or multiple transactions from time to time, or join or become part of a group, without being subject to DGCL 203’s restrictions on business combinations (the “Waiver”), subject to, and conditioned upon, Fund 1 Investments countersigning this letter agreement, the accuracy of the representations and warranties set forth herein and the continued compliance with the provisions hereof.

Fund 1 Investments hereby represents and warrants and agrees, for good and valuable consideration (including the Waiver), the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	Excess Voting Securities. From and after the date of this letter agreement until the Termination Date (as defined below), to the extent that on any matter coming before the stockholders of the Company for a vote from time to time (whether at a meeting or by written consent), the PLP Parties (or any “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of which any of them is a part) “beneficially own” (within the meaning of Section 13(d) of the Exchange Act) voting securities of the Company that entitle the holders thereof to cast votes on such matter in excess of 9.9% of the total number of votes entitled to be cast on such matter by all holders of voting securities of the Company (with respect to such matter, such voting securities votes in excess of 9.9%, the “Excess Voting Securities”), the PLP Parties shall vote (and Fund 1 Investments shall cause the PLP Parties to vote) such Excess Voting Securities or cause such Excess Voting Securities to be voted on such matter in the same manner and proportion as the votes cast on such matter by the holders of voting securities of the Company not beneficially owned by the PLP Parties or any group of which any of them is a part.

2.	Proxy. The PLP Parties hereby irrevocably designate and appoint the independent directors of the Company (acting by a majority of all such independent directors) as the PLP Parties’ attorney-in-fact and proxy, with full power of substitution and re-substitution, for and in the name of the PLP Parties, if and only if a PLP Party (i) fails to timely vote and exercise all voting and related rights with respect to any Excess Voting Securities (to the fullest extent the PLP Parties are entitled to do so) on a matter coming before the stockholders of the Company for a vote in the manner required in Section 1, or (ii) attempts to vote or exercise voting and related rights with respect to any Excess Voting Securities on a matter coming before the stockholders of the Company for a vote in a manner which is inconsistent with Section 1, to vote such Excess Voting Securities on such matter coming before the stockholders of the Company for a vote in the manner required in Section 1. The irrevocable proxy and power of attorney granted pursuant to this paragraph is intended to be and shall be irrevocable to the full extent permitted by applicable law and is coupled with an interest sufficient in law to support an irrevocable power. For the avoidance of doubt, the transfer of any voting securities by any of the PLP Parties to another PLP Party shall be subject to such transferee providing its irrevocable proxy to the independent directors of the Company as provided in this Section 2.
3.	Limitation on Acquisitions. The PLP Parties shall not, and Fund 1 Investments shall cause the PLP Parties not to, acquire, directly or indirectly, beneficial ownership of Class A Shares, become party to any Derivative Agreement or join or become part of a group if thereafter the total number of Class A Shares beneficially owned by the PLP Parties and any group of which any of the PLP Parties is a part represents more than 19.9% of the then outstanding Class A Shares (together with the total number of Class A shares subject to Derivative Agreements) . For purposes of this letter agreement, “Derivative Agreement” means, with respect to any person or entity, any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares) that has been entered into, directly or indirectly, by, or on behalf of, such person or entity, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or entity with respect to Class A Shares or with a value derived in whole or in part from the value or decrease in value of the Class A Shares, whether or not such instrument or right is subject to settlement in Class A Shares or otherwise.
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4.	Term; Termination Date. The term of this letter agreement shall commence on the date hereof and shall terminate upon the fifth anniversary of the date hereof (the “Termination Date”).
5.	Miscellaneous.
(a)	Each of Fund 1 Investments, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Fund 1 Investments, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other will not take action, directly or indirectly, in opposition to a party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 5(a) is not the exclusive remedy for any violation of this letter agreement.
(b)	This letter agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. No modifications of this letter agreement can be made except in writing signed by an authorized representative of each of the Company and Fund 1 Investments. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this letter agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this letter agreement or any rights or obligations hereunder without, with respect to Fund 1 Investments, the prior written consent of the Company, and with respect to the Company, the prior written consent of Fund 1 Investments.
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(c)	This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).
(d)	This letter agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery, including DocuSign).
XPONENTIAL FITNESS, INC.

By:	/s/ Gavin O’Connor
	Name:	Gavin O’Connor
	Title:	Chief Administrative Officer and Chief Legal Officer

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Acknowledged and Agreed: FUND 1 INVESTMENTS, LLC

By:	/s/ Benjamin C. Cable
	Name:	Benjamin C. Cable
	Title:	Chief Compliance Officer

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